Exhibit 99.1

Medifast, Inc. Announces Fourth Quarter and Full Year 2019 Financial Results

Revenue increased 17% in the Fourth Quarter and 42% for the Full Year

Introduces Full Year 2020 Outlook

BALTIMORE, Feb. 26, 2020 PRNewswire/ -- Medifast (NYSE: MED), the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers Lifelong Transformation, One Healthy Habit at a Time®, today reported results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights Compared to Prior-Year Period

  Revenue up 17.0% to $170.6 million
  32.0% growth in active earning OPTAVIA Coaches to 31,800
  Net income increased 27.0% to $19.9 million
  Earnings per diluted share ("EPS") of $1.66, an increase of 27.7%
  Declared a quarterly cash dividend of $13.4 million, or $1.13 per share paid on February 6, 2020, an increase of over 50% compared to the prior-year period.

Full Year 2019 Highlights Compared to the Prior-Year Period

  Revenue of $713.7 million, an increase of 42.4% year-over-year
  Net income of $77.9 million, an increase of 39.7% year-over-year
  EPS of $6.43, an increase of 39.2% year-over-year
  Cash, cash equivalents, and investment securities of $92.7 million and the Company remains free of interest-bearing debt as of December 31, 2019

"We are pleased with our strong growth in revenue and active earning coaches during 2019 and are confident with our ability to drive continued gains in 2020 and beyond. We made excellent progress during the fourth quarter implementing our technology and supply chain upgrades, are seeing strong improvements in client satisfaction and are now better positioned to support our ongoing growth opportunities. With the recent operational challenges that temporarily muted the growth of active earning Coaches and clients largely behind us, we expect to see our growth rate improve as the year progresses," said Dan Chard, Chief Executive Officer of Medifast. "2019 was a transformative year where we laid the foundations for global expansion, built the systems and infrastructure to support significant future growth and we believe further demonstrated that our growth model is sustainable long-term. Our commitment to lifelong transformation one healthy habit at a time is unwavering across our organization. We are confident in our ability to produce long-term growth for our Stockholders and remain committed to making ongoing improvements to the Coach and Client experience in 2020 and beyond.

Fourth Quarter 2019 Results

Fourth quarter revenue increased 17.0% to $170.6 million from revenue of $145.8 million for the fourth quarter of 2018. OPTAVIA-branded products represented 79% of consumable units sold for the fourth quarter compared to 72% for the same period a year ago.

The total number of active earning OPTAVIA Coaches increased to 31,800, compared to 24,100 for the fourth quarter of 2018. The average revenue per active earning OPTAVIA Coach decreased 9.2% to $5,229 compared to $5,756 for the fourth quarter last year.

Gross profit increased 17.4% to $128.1 million from $109.1 million for the fourth quarter of 2018. The Company's gross profit as a percentage of revenue increased 30 basis points year-over-year to 75.1% from 74.8% primarily as a result of a mid-year price increase and improvements in costs related to inventory obsolescence, partially offset by customer concessions.

Selling, general and administrative expenses ("SG&A") increased $20.1 million to $109.4 million compared to $89.3 million for the fourth quarter of 2018, primarily due to higher OPTAVIA commission expense, increased consulting costs related to technology initiatives, increased salaries and benefits. SG&A as a percentage of revenue increased 290 basis points year-over-year to 64.1% of revenue.

Operating income decreased $1.1 million to $18.7 million from $19.8 million in the prior-year period as increased gross profit was offset by increased SG&A expenses. Operating income as a percentage of revenue was 11.0% for the quarter, a decrease of 260 basis points from the year-ago period.

The effective tax rate for the quarter was a 4.7% benefit for the fourth quarter of 2019 compared to a 22.4% expense in the year-ago period. The fourth quarter tax benefit reflected the impact of discrete federal tax benefits from share-based compensation, partially offset by increases in the effective state tax rate of 2.0%.

Fourth quarter net income was $19.9 million, or $1.66 per diluted share, based on approximately 11.9 million shares outstanding. The discrete federal tax benefit from share-based compensation had a $5.7 million impact on net income in the fourth quarter, or $0.47 per diluted share. Fourth quarter 2018 net income was $15.7 million, or $1.30 per diluted share, based on approximately 12.0 million shares outstanding.

Full Year Fiscal 2019 Results

For the fiscal year ended December 31, 2019, revenue increased 42.4% to $713.7 million compared to revenue of $501.0 million in 2018.

Net income for 2019 was $77.9 million, or $6.43 per diluted share based on approximately 12.1 million shares outstanding, compared to $55.8 million, or $4.62 per diluted share for the comparable period last year based on approximately 12.1 million shares outstanding.

Balance Sheet

The Company's balance sheet remains strong with stockholders' equity of $104.8 million and working capital of $74.8 million as of December 31, 2019. Cash, cash equivalents, and investment securities decreased $8.3 million to $92.7 million as of December 31, 2019 compared to $101.0 million at December 31, 2018. The Company remains free of interest-bearing debt. Inventory increased $9.9 million to $48.8 million at December 31, 2019 compared to $38.9 million at December 31, 2018 as the Company increased inventory levels to support the launch of 32 new international products, initial production of the new Habits of Health system and a continued effort to meet current and future demand.

The Company declared a quarterly cash dividend of $13.4 million, or $1.13 per share that was paid on February 6, 2020. The Company did not repurchase any shares during the fourth quarter of 2019 and repurchased approximately 296,000 shares during fiscal year 2019. There are approximately 2,369,000 shares of common stock remaining under the Company's share repurchase program. Medifast expects to maintain a program of paying dividends on a quarterly basis.

Outlook

The Company expects first quarter revenue to be in the range of $166.0 million to $171.0 million and EPS to be in the range of $1.35 to $1.42. For the full year 2020, the Company expects revenue of $715.0 million to $745.0 million and EPS of $6.25 to $6.55. The full-year 2019 earnings guidance assumes a 22.5% to 23.5% effective tax rate.

Conference Call Information

The conference call is scheduled for today, Wednesday, February 26, 2020 at 4:30 p.m. ET. The call will be broadcast live over the Internet hosted at the Investor Relations section of Medifast's website at www.MedifastInc.com, and will be archived online through March 11, 2020. In addition, listeners may dial (855) 560-2579.

A telephonic playback will be available from 6:30 p.m. ET, February 26, 2020, through March 4, 2020. Participants can dial (877) 344-7529 to hear the playback and enter passcode 10139285.

About Medifast®:

Medifast (NYSE: MED) is the company behind one of the fastest-growing health and wellness communities, OPTAVIA®, which offers Lifelong Transformation, One Healthy Habit at a Time®. Based on nearly 40 years of experience, Medifast has redefined direct selling by combining the best aspects of the model. Its community of thousands of independent OPTAVIA Coaches teach Clients to develop holistic healthy habits through products and clinically proven plans, the Habits of Health® Transformational System and comprehensive support from a community of like-minded people. In 2019, Medifast expanded the OPTAVIA movement globally, beginning with the Asia-Pacific region. Medifast is traded on the New York Stock Exchange and was named to Fortune's 100 Fastest-Growing Companies list in 2019 and Forbes' 100 Most Trustworthy Companies in America List in 2016 and 2017. For more information, visit www.MedifastInc.com or www.OPTAVIA.com.

MED-F

Forward Looking Statements

Please Note: This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expects" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Medifast believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Medifast's inability to attract and retain independent OPTAVIA Coaches and clients, Medifast's inability to prevent the use of stolen identities and credit cards outside of the Company's systems to transact business on the Company's e-commerce sites, increases in competition, litigation, regulatory changes, and its planned growth into new domestic and international markets and new channels of distribution. Although Medifast believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
Quarters and Years Ended December 31, 2019 and 2018
(in thousands, except per share amounts & dividend data)

	Three months ended December 31,		Year ended December 31,
	2019	2018	2019	2018

Revenue	$170,632	$145,844	$713,672	$501,003
Cost of sales	42,564	36,753	176,814	121,104
Gross profit	128,068	109,091	536,858	379,899

Selling, general, and administrative	109,361	89,288	445,819	310,836

Income from operations	18,707	19,803	91,039	69,063

Other income
Interest income, net	234	366	1,295	1,306
Other income	40	1	29	179
	274	367	1,324	1,485

Income from operations before income taxes	18,981	20,170	92,363	70,548

Provision for income taxes	(900)	4,517	14,447	14,759

Net income	$19,881	$15,653	$77,916	$55,789

Earnings per share - basic	$1.71	$1.32	$6.62	$4.67

Earnings per share - diluted	$1.66	$1.30	$6.43	$4.62

Weighted average shares outstanding -
Basic	11,617	11,894	11,771	11,947
Diluted	11,947	12,014	12,117	12,079

Cash dividends declared per share	$1.13	$0.75	$3.38	$2.19

MEDIFAST, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
As of December 31, 2019 and 2018
(in thousands, except par value)

	2019	2018

ASSETS
Current Assets
Cash and cash equivalents	$76,974	$81,364
Accounts receivable - net of doubtful accounts of $235 and $394 at
December 31, 2019 and 2018, respectively	1,437	1,011
Inventory	48,771	38,888
Investment securities	15,704	19,670
Income taxes, prepaid	5,169	-
Prepaid expenses and other current assets	6,096	4,586
Total current assets	154,151	145,519

Property, plant and equipment - net of accumulated depreciation	26,039	19,747
Right-of-use assets	12,803	-
Other assets	353	1,183
Deferred tax assets	1,307	2,980

TOTAL ASSETS	$194,653	$169,429

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$76,220	$60,323
Current lease obligations	3,168	-
Total current liabilities	79,388	60,323

Lease obligations, less current lease obligations	10,433	-
Total liabilities	89,821	60,323

Stockholders' Equity
Common stock, par value $.001 per share: 20,000 shares authorized;
12,272 and 12,117 issued and 11,764 and 11,868 outstanding
at December 31, 2019 and December 31, 2018, respectively	12	12
Additional paid-in capital	-	8,802
Accumulated other comprehensive income (loss)	25	(173)
Retained earnings	168,788	131,344
Less: Treasury stock at cost, 489 and 193 shares at December 31,
2019 and December 31, 2018, respectively	(63,993)	(30,879)
Total stockholders' equity	104,832	109,106

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$194,653	$169,429

CONTACT: ICR, Inc., Scott Van Winkle, scott.vanwinkle@icrinc.com, (617) 956-6736